[TEREX LOGO]

                     NEWS RELEASE   NEWS RELEASE   NEWS RELEASE

For  information  contact:  Tom Gelston -  Director,  Investor  Relations  (203)
222-5943

                  TEREX TO ACQUIRE REEDRILL BUSINESS FROM METSO

         WESTPORT, CT, November 30, 2004 - Terex Corporation today announced that it has signed an agreement to purchase the Reedrill division of Metso Corporation. Reedrill, headquartered in Sherman, Texas is a leading manufacturer of surface drilling equipment for use in the mining, construction and utility industries, with estimated 2004 revenues of approximately $80 million. This transaction is anticipated to close at the end of the fourth quarter of 2004.

         "The acquisition of Reedrill provides a terrific opportunity for us," commented Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. "The acquisition is an excellent fit with Terex's strategy of product diversity and is a natural extension of our mining and utility customer offerings. In fact, synergies between Terex and Reedrill were already materializing, as many of our Terex Utilities dealers have distribution agreements for the Reedrill products and services." Mr. DeFeo continued, "The combination of Reedrill with our Materials Processing & Mining Group will increase our product penetration in the surface mining arena and allow for more effective use of our worldwide sales and service network."

         Rick Nichols, President - Terex Materials Processing & Mining, will be responsible for the management and integration of the Reedrill businesses. Mr. Nichols stated, "The Reedrill product quality is excellent and the growth opportunities appear to be great. With Terex's distribution and market breadth, Reedrill should realize meaningful incremental revenue and profit gains."

Safe Harbor Statement

         The above contains forward-looking statements based on Terex's current expectations and projections about future events. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others: Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; until the review by Terex of its intercompany account imbalance is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and periods resulting from such review, nor can there be assurance that additional adjustments to the financial statements will not be identified; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer with 2003 net sales of $3.9 billion. The Company operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com